Exhibit 99.1

Highlands Bankshares, Inc. (OTCBB: HBSI) announces its results of operations for the second quarter and first half of 2008.

Highlands Bankshares’ operations for the second quarter of 2008 produced net income of $1,221,000 or 86 cents per weighted average share of common stock outstanding. This compares to income of $1,123,000 for the second quarter of 2007, an increase of 8.73%. Earnings per weighted average share of common stock outstanding were 78 cents for the second quarter of last year. Return on Average Assets (ROAA) for the quarter was 1.29% and Return on Average Equity (ROAE) was 11.99%. This compares to ROAA of 1.21% and ROAE of 11.78% for the same quarter a year ago. During the quarter, the Company recorded one time gains totaling $47,000 relating to calls on available for sale securities and to the sale of a parcel of real property held by the holding company.

Net income year to date at June 30 was $2,459,000 for 2008, compared to $2,244,000 for the same six-month period in 2007. Earnings per weighted average share of common stock outstanding were $1.72 for the first six months of 2008, compared to $1.56 for the same period a year ago. ROAA for the first six months of 2008 was 1.30% compared to ROAA of 1.23% for 2007 and ROAE for the six months ended June 30 was 12.09% for 2008 and 11.96% in 2007.

The balance of the Company’s assets decreased 2.00% from December 31, 2007 to June 30, 2008 and at June 30, 2008 totaled $373,209,000. Shareholders’ Equity at June 30, 2008 was $39,212,000, a decrease of 3.40% from December 31, 2007. On April 8, 2008, Highlands announced a share repurchase program and during the quarter repurchased 76,441 shares of the Company’s outstanding shares of common stock at a total expenditure of $2,550,000.

During the quarter Highlands paid dividends to its shareholders of 27 cents per share.

Highlands Bankshares Inc. operates eleven banking locations in West Virginia and Virginia through its two wholly owned subsidiary banks, The Grant County Bank and Capon Valley Bank, and offers insurance services through its wholly owned subsidiary HBI Life Insurance Company.

Certain statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Although the Company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company does not update any forward-looking statements that may be made from time to time by or on behalf of the Company.